Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FIRST QUARTER FISCAL 2011
-- Net Income of $3.8 Million --

FOREST CITY, IOWA, December 16, 2010 - Winnebago Industries, Inc. (NYSE:WGO), one of the leading United States (U.S.) motor home manufacturers, today reported continued improvement in financial results during the Company's first quarter of Fiscal year 2011.

Revenues for the first quarter of Fiscal 2011 ended November 27, 2010 were $123.7 million, an increase of 52.7 percent, versus $81.0 million for the first quarter of Fiscal 2010. The Company reported an operating profit of $4.9 million for the quarter, versus an operating loss of $6.0 million for the first quarter of Fiscal 2010. Net income for the first quarter was $3.8 million versus a net loss of $1.3 million for the first quarter of Fiscal 2010. On a diluted per share basis, the Company had net income of $0.13 for the first quarter of Fiscal 2011 versus a net loss of $0.05 for the first quarter of Fiscal 2010. The net loss for the first quarter of Fiscal 2010 reflected the positive impact of $4.9 million in tax benefits associated with additional Fiscal 2009 net operating loss carryback due to tax law changes in Fiscal 2010; however, no tax benefits were recorded on first quarter Fiscal 2010 pre-tax losses which were not immediately subject to refund. During the first quarter of Fiscal 2011, an idled assembly facility in Charles City, Iowa (CCMF) classified as held for sale, was sold to CGS Tires US, Inc. The sale was finalized on November 1, 2010 and generated $3.7 million in net proceeds and a gain of $644,000.

The first quarter was positively impacted by increased motor home deliveries, increased average selling price due to a shift to more higher-priced Class A products, more fixed cost absorption and improved labor efficiencies as a result of higher production levels, as well as the sale of CCMF.

“Increased motor home deliveries continued to drive the improvement in our first quarter Fiscal 2011 results,” said Winnebago Industries' Chairman, CEO and President Bob Olson. "We are pleased to see increases in our delivery volumes, as well as strength in our Class A products in the marketplace, with gains in both Class A gas and diesel market share. As we enter the slower winter months, however, we remain cautious until we see continued retail growth."

"We experienced a very positive response from dealers on our new 2011 products shown at the recent National RV Trade Show in Louisville, KY which took place November 30 through December 2, 2010," continued Olson. "Our dealers were particularly excited about the new Class A diesel Winnebago Tour and Itasca Ellipse products for 2011, which were totally redesigned with a new exterior design and four floorplans unique to the Recreation Vehicle (RV) industry. We also displayed several new floorplans in our Class A gas and Class C product lines, in addition to the premier viewing of our new 2012 ERA Class B motor home, with better user-functionality, enhanced features, more storage capacity and more value."

Winnebago Industries' dealer inventory increased 31.8 percent with 2,066 Class A, B and C motor homes on dealers' lots at the end of the first quarter of Fiscal 2011, compared to the end of the first quarter of Fiscal 2010. Conversely, Winnebago Industries' sales order backlog was 698 Class A, B and C motor homes at the end of the first quarter of Fiscal 2011, a decrease of 54.1 percent compared to the end of the first quarter of Fiscal 2010.

"Our higher sales order backlog last year at this time was indicative of the fact dealer inventory had bottomed out and our dealers were finally ready to re-stock their shelves with new product," said Olson. "We responded to that increased demand by ramping up our production a year ago and dealer inventory has remained at a consistent level and in line with retail demand since February 2010."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 16, 2010. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to new product introductions by competitors, low consumer confidence, a further or continued slowdown in the economy, interest rates and availability of credit, inadequate liquidity or capital resources, significant increase in repurchase obligations, availability and price of fuel, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	November 27, 2010		November 28, 2009
Net revenues	$123,711	100.0%	$81,017	100.0%
Cost of goods sold	112,512	90.9%	80,493	99.4%
Gross profit	11,199	9.1%	524	0.6%
Operating expenses:
Selling	3,267	2.6%	3,229	4.0%
General and administrative	3,651	3.0%	3,272	4.0%
Gain on sale of asset held for sale	(644)	(0.5)%	—	—%
Total operating expenses	6,274	5.1%	6,501	8.0%
Operating income (loss)	4,925	4.0%	(5,977)	(7.4)%
Other non-operating income (expense)	152	0.1%	(233)	(0.3)%
Income (loss) before income taxes	5,077	4.1%	(6,210)	(7.7)%
Provison (benefit) for taxes	1,291	1.0%	(4,866)	(6.0)%
Net income (loss)	$3,786	3.1%	$(1,344)	(1.7)%
Income (loss) per common share:
Basic	$0.13		$(0.05)
Diluted	$0.13		$(0.05)
Weighted average common shares outstanding:
Basic	29,112		29,073
Diluted	29,115		29,086

Winnebago Industries, Inc.
Unaudited Balance Sheets
(In thousands)

	November 27, 2010	August 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$81,165	$74,691
Short-term investments	5,250	—
Receivables, net	16,508	18,798
Inventories	45,173	43,526
Prepaid expenses and other assets	4,597	4,570
Income taxes receivable	132	132
Total current assets	152,825	141,717
Property, plant, and equipment, net	24,949	25,677
Assets held for sale	1,201	4,254
Long-term investments	11,146	17,785
Investment in life insurance	23,500	23,250
Other assets	15,850	14,674
Total assets	$229,471	$227,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,035	$19,725
Income taxes payable	1,301	99
Accrued expenses	29,949	30,548
Total current liabilities	48,285	50,372
Long-term liabilities:
Unrecognized tax benefits	5,761	5,877
Postretirement health care and deferred compensation benefits, net of current portion	74,905	73,581
Total long-term liabilities	80,666	79,458
Stockholders' equity	100,520	97,527
Total liabilities and stockholders' equity	$229,471	$227,357

Winnebago Industries, Inc.
Unaudited Statements of Cash Flows
(In thousands)

	Three Months Ended
	November 27, 2010	November 28, 2009
Operating activities:
Net income (loss)	$3,786	$(1,344)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,430	1,684
Stock-based compensation	80	164
Deferred income taxes including valuation allowance	291	—
Postretirement benefit income and deferred compensation expenses	345	323
Provision (reduction) for doubtful accounts	17	(52)
Increase in cash surrender value of life insurance policies	(324)	(296)
Gain on sale or disposal of property	(693)	(8)
Other	29	19
Change in assets and liabilities:
Inventories	(1,647)	(4,229)
Receivables and prepaid assets	2,246	(449)
Income taxes and unrecognized tax benefits	974	(4,887)
Accounts payable and accrued expenses	(3,435)	4,055
Postretirement and deferred compensation benefits	(926)	(837)
Net cash provided by (used in) operating activities	2,173	(5,857)

Investing activities:
Proceeds from the sale of investments, at par	1,200	—
Purchases of property and equipment	(667)	(509)
Proceeds from the sale of property	3,769	44
Other	24	(464)
Net cash provided by (used in) investing activities	4,326	(929)

Financing activities:
Payments for purchase of common stock	(89)	(249)
Proceeds from exercise of stock options	—	15
Other	64	(341)
Net cash used in financing activities	(25)	(575)

Net increase (decrease) in cash and cash equivalents	6,474	(7,361)
Cash and cash equivalents at beginning of period	74,691	36,566
Cash and cash equivalents at end of period	$81,165	$29,205

Supplemental cash flow disclosure:
Income taxes paid	$25	$21

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended				Change
(In units)	November 27, 2010	Product Mix %	November 28, 2009	Product Mix %	Units	% Change
Class A gas	389	34.9%	235	29.6%	154	65.5%
Class A diesel	270	24.2%	180	22.7%	90	50.0%
Total Class A	659	59.1%	415	52.3%	244	58.8%
Class B	1	0.1%	62	7.8%	(61)	(98.4)%
Class C	455	40.8%	317	39.9%	138	43.5%
Total deliveries	1,115	100.0%	794	100.0%	321	40.4%

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory

	As Of
	November 27, 2010		November 28, 2009		Increase
	Units	% (1)	Units	% (1)	(Decrease)
Class A gas	254	36.4%	531	34.9%	(277)	(52.2)%
Class A diesel	201	28.8%	381	25.0%	(180)	(47.2)%
Total Class A	455	65.2%	912	60.0%	(457)	(50.1)%
Class B (2)	—	—%	17	1.1%	(17)	(100.0)%
Class C	243	34.8%	592	38.9%	(349)	(59.0)%
Total backlog	698	100.0%	1,521	100.0%	(823)	(54.1)%

Total approximate revenue dollars (in thousands) (3)	$75,454		$149,501		$(74,047)	(49.5)%

Dealer inventory (units)	2,066		1,567		499	31.8%

(1) Percentages may not add due to rounding differences.
(2) Class B backlog is currently not applicable given the fact that the ERA was temporarily discontinued in the 2011 model year. Current plans call for the ERA to be reintroduced in the 2012 model year.

(3) We include in our backlog all accepted purchase orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales